Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 167 to Registration Statement No. 002-58542 on Form N–1A of our report dated June 17, 2019 relating to the financial statements and financial highlights of Fidelity Short Duration High Income Fund, and our report dated June 18, 2019 relating to the financial statements and financial highlights of Fidelity Series High Income Fund, each a fund of Fidelity Summer Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Summer Street Trust for the year ended April 30, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 20, 2019